EXHIBITS

                       APAC TELESERVICES, INC. AND SUBSIDIARIES

           EXHIBIT (11) - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                                     (Unaudited)

                                                                                 Thirteen Weeks Ended
                                                                            March 29,             March 30,
                                                                               1998                  1997
                                                                          (000's omitted, except per share data)

                            Basic shares:
                             Average shares outstanding               48,810                  46,584

                             Net income                               $4,917                  $8,473

                             Net income per share                      $0.10                   $0.18



                            Diluted shares:
                             Average shares outstanding               48,810                  46,586
                             Net effect of dilutive stock
                              options - based upon the
                              treasury stock method using
                              quarter-end market price                   994                   1,415
                                Total shares                          49,804                  48,001

                             Net income                               $4,917                  $8,473

                             Net income per share                      $0.10                   $0.18
